Exhibit 10.1

AMENDED AND RESTATED FINANCING AGREEMENT

Dated as of August 4, 2006

by and among

PROGRESSIVE GAMING INTERNATIONAL CORPORATION,

as Borrower

THE SUBSIDIARIES OF BORROWER PARTY HERETO

THE LENDERS FROM TIME TO TIME PARTY HERETO

ABLECO FINANCE LLC,

as Collateral Agent,

and

ABLECO FINANCE LLC,

as Administrative Agent

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Table of Contents

(continued)

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Table of Contents

(continued)

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EXECUTION VERSION

SCHEDULE AND EXHIBITS

Schedule C-1	Lenders and Lenders’ Revolving Credit Commitments
Schedule R-1	Required Library
Schedule 6.01(c)	Governmental Approvals
Schedule 6.01(e)	Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ff)	Collateral Locations
Schedule 6.01(kk)	Licenses and Permits
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Blocked Account Banks and Blocked Accounts

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit 2.01(b)(ii)	Form of Notice of Borrowing
Exhibit 5.01(d)	Form of Opinion of Counsel

AMENDED AND RESTATED FINANCING AGREEMENT

Amended and Restated Financing Agreement, dated as of August 4, 2006, by and among PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation (the “Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

WHEREAS, Borrower, Guarantors, Agents, and Lenders entered into that certain Financing Agreement dated as of April 20, 2006 (as in effect immediately prior to the effectiveness of this Agreement, the “Original Financing Agreement”);

WHEREAS, Borrower, Guarantors, Agents, and Lenders desire to amend and restate the Original Financing Agreement in its entirety subject to the terms and conditions set forth herein, to among other things, restructure the credit facilities under the Original Financing Agreement, it being understood that no repayment of the obligations under the Original Financing Agreement is being effected hereby, but merely an amendment and restatement in accordance with the terms hereof.

NOW, THEREFORE, Borrower, Guarantors, Agents, and Lenders hereby amend and restate the Original Financing Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Ableco” has the meaning specified therefor in the preamble hereto.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.

“Account Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in Article 9 of the Code), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, “instruments,” “general intangibles” or “chattel paper” (as such quoted terms are defined in Article 9 of the Code), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Action” has the meaning specified therefor in Section 12.12.

“additional amount” has the meaning specified therefor in Section 2.08(a)

“Adjusted Pro Forma EBITDA” means, with respect to any Person for any period, Consolidated EBITDA of such Person and its Subsidiaries for such period, plus any net changes to deferred revenue accruing during such period; provided that if such net change to deferred revenue in such period is a negative number, Consolidated EBITDA shall be reduced by such amount. For purposes of this calculation, deferred revenue shall exclude prepayments for maintenance and subscription-type arrangements.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 15% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” means any fee interest in real property acquired by the Borrower or any of its Subsidiaries after the date hereof with a Current Value in excess of $500,000.

“Agent” and “Agents” have the respective meanings specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Margin Leverage Ratio” means Consolidated Senior Indebtedness of Borrower and its Subsidiaries as of any date (ii) to Adjusted Pro Forma EBITDA of the Borrower and its Subsidiaries for the twelve month period ended as of such date.

“Applicable Prepayment Premium” means, with respect to any reduction of the Revolving Credit Commitments pursuant to Section 2.05(a), Section 2.05(c)(v) as a result of the disposition of all or substantially all of the assets of any Loan Party or Section 2.05(vi): (a) at any time prior to the first anniversary of the Effective Date, an amount equal to 2.00% times the principal amount of such reduction, (b) at any time on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, an amount equal to 1.00% times the principal amount of such reduction, (c) at any time on or after the second anniversary of the Effective Date, 0.00%.

“Asset Acquisition” means any purchase or other acquisition by the Borrower or any of its wholly-owned Subsidiaries of all or substantially all of the assets of any other Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit A-1 hereto or such other form acceptable to the Collateral Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

“Availability” means, at any time, the difference between (i) the lesser of (A) the Borrowing Base, and (B) the Total Revolving Credit Commitment, and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans and (B) the aggregate amount, if any, of all trade payables of the Borrower and its Subsidiaries aged for more than 120 days after the date such payables were created.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Base LIBOR Rate” means the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error provided, however, that the Base Libor Rate shall be subject to a minimum rate of 5.25 percentage points per annum, and, accordingly, to the extent that the Base LIBOR Rate on any day would be less than the foregoing minimum rate, the Base LIBOR Rate hereunder for such day automatically shall be deemed increased to such minimum rate.

“Blocked Accounts” has the meaning specified therefor in Section 8.01(a).

“Blocked Account Agreement” has the meaning specified therefor in Section 8.01(a).

“Blocked Account Bank” has the meaning specified therefor in Section 8.01(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning specified therefor in the preamble hereto.

(a) “Borrowing Base” means, as of any date of determination, the difference between (a) the lesser of (i) 1.75 times the consolidated cash collections of the Borrower and the other Loan Parties with respect to Accounts Receivable for the immediately preceding 90 day period ending on the last day of the immediately preceding calendar month and (ii) the sum of up to 85% of the value of the Net Amount of Eligible Accounts Receivable at such time, less the amount, if any, of the Dilution Reserve, plus up to 85% times recurring revenue for the immediately preceding twelve month period of the Borrower and the other Loan Parties from (A) slot machine route and slot management, (B) central server wagering systems, and (C) table games route and table management, and (b) such reserves as the Administrative Agent may deem appropriate in the exercise of its business judgment based upon the lending practices of the Administrative Agent.

“Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in U.S. Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, (A) the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person other than in connection with a Permitted Acquisition, and (B) the aggregate of all capitalized software costs.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender or the manner in which any Lender or any Person controlling any Lender, allocates capital to any of its contingent liabilities, advances, acceptances, commitments, assets or liabilities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP or in the case of a “synthetic lease” determined as if such obligation were required to be capitalized in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Law” has the meaning specified therefor in Section 4.05(a).

“Change of Control” means each occurrence of any of the following:

(i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), of beneficial ownership of more than 50% of the aggregate outstanding voting power of the Capital Stock of the Borrower;

(ii) the Borrower ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock of Borrower’s Subsidiaries, unless otherwise permitted hereunder;

(iii) at any time that the majority of the members of the board of directors of the Borrower do not constitute Continuing Directors; or

(iv) (A) the Borrower consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (B) any entity consolidates with or merges into the Borrower, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

“Closing Fee” has the meaning specified therefor in Section 2.06(a).

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Collateral Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period: (i) Consolidated Net Interest Expense, (ii) net income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash stock compensation expense recorded pursuant to FASB 123R and (vi) to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Effective Date under this Agreement.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness for borrowed money or letters of credit of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, but without duplication, with respect to the Borrower and its Subsidiaries, the Revolving Loans, the amount of their Capitalized Lease Obligations and the Senior Secured Notes.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses or non-cash gains or losses from Dispositions, (b) restructuring charges, (c) effects of discontinued operations, (d) interest that is paid-in-kind, (e) interest income, and (f) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross cash interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Senior Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date, the aggregate outstanding principal amount of the Obligations plus any Permitted Indebtedness secured by Liens senior to those Liens securing the Obligations plus Capitalized Lease Obligations.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the ”primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means (a) any member of the board of directors of the Borrower who was a director (or comparable manager) of the Borrower on the Effective Date, and (b) any individual who becomes a member of the board of the directors of the Borrower after the Effective Date if such individual was appointed or nominated for election to the board of the directors of the Borrower by a majority of the Continuing Directors then in office, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Current Value” has the meaning specified therefor in Section 7.01(o).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Loan Parties’ Account Receivables during such period, by (b) the Loan Parties’ billings with respect to Account Receivables during such period (excluding extraordinary items).

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by one percentage point for each percentage point by which Dilution is in excess of 5%.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person that is not a CFC.

“Effective Date” means the date, on or before August 4, 2006, on which all of the conditions precedent set forth in Section 5.01 are first satisfied or waived.

“Eligible Accounts Receivable” means the Accounts Receivable of any Loan Party which are, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its reasonable business judgment. In general, an Account Receivable may, in the sole and absolute discretion of the Administrative Agent, be deemed to be eligible if: (i) delivery of the merchandise or the rendition of the services has been completed with respect to such Account Receivable and the Account Receivable has not resulted from a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; (ii) no return, rejection, repossession or dispute has occurred with respect to such Account Receivable, the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account Receivable, and there has not occurred any extension of the time for payment with respect to such Account Receivable without the consent of the Administrative Agent, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account Receivable, the portion of such Account Receivable not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause

(ii); (iii) such Account Receivable is lawfully owned by a Loan Party, subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders and free and clear of any other Lien (other than Liens securing the Senior Secured Notes (and any Permitted Refinancing thereof) and Liens permitted pursuant to clauses (ii) or (x) of the definition of Permitted Liens) and otherwise continues to be in full conformity with all representations and warranties made by such Loan Party to the Agents and the Lenders with respect thereto in the Loan Documents; (iv) such Account Receivable is unconditionally payable in Dollars (or in the case of Eligible Canadian Accounts, Canadian dollars) within 30 days from the invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or other document; provided, however that in the case of contract receivable customers, such Account Receivables may be due in installments over a period not to exceed one year; (v) (x) no more than 90 days have elapsed from the invoice due date or installment payment due date or (y) no more than 120 days have elapsed from the invoice date with respect to such Account Receivable, except with respect to contract receivable customers; (vi) such Account Receivable is not due from an Affiliate of a Loan Party; (vii) such Account Receivable does not constitute an obligation of the United States, Canada or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any Canadian or state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent); (viii) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account Receivable is located in the continental United States or if such Account Debtor (or the applicable office of such Account Debtor) is not located in the continental United States, such Account Receivable is either (x) an Eligible Canadian Account or (y) such Account Receivable is supported by an irrevocable letter of credit satisfactory to the Administrative Agent that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or is covered by credit insurance satisfactory to the Administrative Agent; (ix) the Account Debtor with respect to such Account Receivable is not a supplier to or creditor of a Loan Party; provided, however, that in the event that an Account Debtor is a supplier to or creditor of a Loan Party such Account Receivable will be eligible under this clause if the Account Debtor has executed a non-offset letter reasonably satisfactory to the Administrative Agent; provided further, however, that if such an Account Debtor has not executed a non-offset agreement, Administrative Agent, in its discretion, may include as eligible the net amount due from such Account Debtor to such Loan Party; (x) not more than 50% of the aggregate amount of all Accounts Receivable of the Account Debtor with respect to such Account Receivable have (a) except for contracts receivable customers, remained unpaid more than 90 days past the invoice due date or more than 120 days past the invoice date, and (b) in the case of contracts receivable customers, remained unpaid for more than 90 days past the installment payment due date; (xi) the Account Debtor with respect to such Account Receivable (A) has not filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (B) has not failed, suspended business operations, or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, (C) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs or (D) in the case of an Account Debtor who is an individual, is not an employee of a Loan Party or any of its Affiliates and has not died or been declared incompetent; (xii) the Administrative Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended and the Administrative Agent believes, in its discretion, that the prospect of collection of such Account Receivable is not impaired for any reason, and (xiii) the Account Receivable does not represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Loan Party of the subject contract for goods or services.

“Eligible Canadian Account” means an Account Receivable as to which such Account Receivable does not qualify as an Eligible Account Receivable solely because (i) the Account Debtor with respect to such Account Receivable maintains its chief executive office in Canada (other than the Maritime provinces) rather than in the United States or is organized under the laws of Canada or a political subdivision thereof (other than the Maritime provinces) rather than under the laws of the United States or any state thereof, and (ii) the Account is payable in Canadian dollars; provided however, that (x) such Account Receivable must be billed from and collected in the United States and (y) if such Account Receivable is payable in Canadian dollars, the Administrative Agent may establish reserves with respect to exchange rate risks.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to the liability or potential liability of any Loan Party with respect to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any Real Property which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.

“Event of Default” means any of the events set forth in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance (excluding any portion of such proceeds that is for the reimbursement of the Borrower’s and its Subsidiaries’ out-of-pocket litigation expenses), (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (but only to the extent such proceeds or other consideration exceeds the amount of the losses suffered by the Borrower or its Subsidiaries that are subject of such judgment, settlement or cause of action), (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments (excluding any portion of such payments that is for the reimbursement of the Borrower’s and its Subsidiaries’ out-of-pocket litigation expenses), and (vii) any purchase price adjustment received in connection with any purchase agreement and any amounts received from escrow arrangements in connection with any purchase agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file financing statements in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement.

“Final Maturity Date” means the earliest of (i) August 4, 2009, and (ii) the date on which all or any portion of the Obligations shall become due and payable pursuant to the terms of Section 9.01.

“Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2005, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st of each year.

“Funding Losses” has the meaning specified therefor in Section 2.04(d)(ii)(B).

“Funds Flow Agreement” means that certain Funds Flow Agreement, dated of even date herewith, by and among Administrative Agent, the Lenders, and each Loan Party.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Gaming Authorities” means the Nevada Gaming Authorities, the Mississippi Gaming Authorities and every other state and local regulatory agency that has jurisdiction over the ownership or operation of gaming establishments or the manufacture, sale or distribution of gaming equipment or associated gaming equipment.

“Gaming Laws” means all applicable federal, state and local laws, rules and regulations pursuant to which the Gaming Authorities possess regulatory, licensing or permit authority over the ownership or operation of gaming establishments or the manufacture, sale or distribution of gaming equipment or associated gaming equipment in the State of Nevada, the State of Mississippi, or any other jurisdiction where the Borrower or its Subsidiaries do business.

“Gaming License” means any finding of suitability, registration, license, franchise or other approval or authorization required to own or lease gaming equipment or to engage in the manufacture, sale or distribution of gaming equipment or associated gaming equipment in any state or jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

“Gaming Subsidiary” shall mean Mikohn Nevada, a Nevada corporation and MGC, Inc., a Nevada corporation, together with any other Subsidiary of the Borrower that holds a Gaming License.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” and “Guarantors” (i) have the meanings specified therefor in the preamble to this Agreement, and (ii) include each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in Article XI hereof, and (ii) each other guaranty made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders pursuant to the requirements of Section 7.01(b) or otherwise.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Inactive Subsidiaries” means P&S Leasing Corporation, Inc., a Nevada corporation, P&S Leasing LLC, a Louisiana limited liability company, Mikohn Foreign Sales Corporation, a company organized under the laws of Barbados, and Mikohn Holdings, Inc., a Nevada corporation.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 150 days after the date such payable was created, or, if outstanding for more than 150 days after the date such payable was created, not more than $100,000 in the aggregate); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Indenture” means the Indenture, dated as of August 22, 2001, among Borrower, the Subsidiaries of Borrower signatory thereto, and the Indenture Trustee.

“Indenture Documents” means the Indenture, the Senior Secured Notes, and the other agreements and documents executed or delivered in connection therewith, as amended or modified in accordance with the terms hereof and thereof.

“Indenture Trustee” means U.S. Bank N.A. (f/k/a Firstar Bank, N.A.), as trustee.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means the Amended and Restated Intercompany Subordination Agreement, dated as of the Effective Date, duly executed by each of the Loan Parties, substantially in the form of Exhibit I-1.

“Intercreditor Agreement” means an intercreditor agreement, in the form attached to the Indenture and reasonably satisfactory to the Collateral Agent, between the Collateral Agent and the Indenture Trustee, and acknowledged by the Loan Parties, dated as of the Effective Date, as the same may be amended, supplemented or modified from time to time.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Inventory” means all of each of the Loan Parties’ now owned or hereafter acquired right, title, and interest with respect to inventory as defined in the Code.

“IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” and “Lenders” have the meanings specified therefor in the preamble hereto.

“Liabilities” has the meaning specified therefor in Section 2.07.

“LIBOR Deadline” has the meaning set forth in Section 2.04(d)(ii)(A).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.04(d)(i).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Administrative Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Revolving Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, the Funds Flow Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Guaranty, any Security Agreement, any Mortgage, any Filing Authorization Letter, the Warrant, the Registration Rights Agreement, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing the Revolving Loans or any other Obligation.

“Loan Party” means the Borrower or any Guarantor.

“Loan Servicing Fee” has the meaning specified therefor in Section 2.06(d).

“Magellan” means Magellan Technology Pty., Ltd.

“Magellan Agreements” means (i) that certain Master License Agreement for Gaming Application, dated as of June 22, 2005, by and between Magellan and the Borrower, (ii) that certain Subscription Agreement, dated as of June 22, 2006, by and among Magellan, the Borrower, and the other subscribers party thereto, and (iii) that certain Master Development Contract, dated as of March 17, 2006, between Magellan and the Borrower, each as amended through the Effective Date.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, or financial condition of any Loan Party or the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this

Agreement or any other Loan Document, or (iv) the rights and remedies of any Agent or any Lender under any Loan Document.

“Material Contract” means, with respect to the Loan Parties, each contract or agreement filed with the SEC as an exhibit to the Borrower’s periodic reports under the Exchange Act or required to be so filed pursuant to the rules and regulations promulgated under the Exchange Act or the Securities Act.

“Mississippi Gaming Authorities” means the Mississippi Gaming Commission and other applicable state, county, city and municipal authorities within the State of Mississippi possessing regulatory, licensing or permit authority over the ownership or operation of gaming activities in the State of Mississippi (or any such county, city or municipality therein).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to the provisions hereof or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Amount of Eligible Accounts Receivable” means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts Receivable.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including reasonable and out-of-pocket legal, accounting and investment banking fees, and sales commissions), (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements), and (E) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Disposition; provided that upon release of such reserve, such amounts shall automatically and immediately become Net Cash Proceeds, and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its

Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including reasonable and out-of-pocket legal, accounting and investment banking fees, and sales commissions), (B) transfer taxes paid by such Person or such Subsidiary in connection therewith, (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), and (D) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such issuance or incurrence; provided that upon release of such reserve, such amounts shall automatically and immediately become Net Cash Proceeds; in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Nevada Gaming Authorities” means the NGC, the NGCB and applicable county, city and municipal authorities within the State of Nevada possessing regulatory, licensing or permit authority over the ownership or operation of gaming activities in the State of Nevada (or any such county, city or municipality therein).

“NGC” means the Nevada Gaming Commission.

“NGCB” means the Nevada State Gaming Control Board.

“New Lending Office” has the meaning specified therefor in Section 2.08(d).

“New Subsidiary” has the meaning specified therefor in Section 7.02(b).

“Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Original Financing Agreement” has the meaning specified therefor in the Recitals hereto.

“Other Taxes” has the meaning specified therefor in Section 2.08(b).

“Participant Register” has the meaning specified therefor in Section 12.07(g).

“Patriot Act” has the meaning specified therefor in Section 12.22.

“Payment Office” means the Administrative Agent’s office located at 299 Park Avenue, 23rd Floor, New York, New York or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” has the meaning specified therefor in Section 6.01(n).

“Permitted Acquisition” means any Acquisition so long as:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(ii) the assets being acquired, or the Person whose Capital Stock is being acquired, (A) are useful in or engaged in, as applicable, the business of the Borrower and its Subsidiaries or a business reasonably related thereto, and (B) shall be located or organized, as applicable, within the United States or Canada;

(iii) (A) the consideration payable in connection with the proposed Acquisition (x) shall be payable with the Capital Stock (other than Prohibited Preferred Stock) of the Borrower or proceeds of the contemporaneous sale or issuance of the Capital Stock (other than Prohibited Preferred Stock) of the Borrower, and (y) does not exceed $30,000,000, and (B) the total consideration payable in connection with all Permitted Acquisitions (including the proposed Acquisition) does not exceed $50,000,000;

(iv) the Borrower has provided Agents with written confirmation, supported by reasonably detailed calculations, in each case which are in form and substance reasonably satisfactory to Agents, that on a pro forma basis, created by adding the historical combined financial statements of the Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not have been incurred and include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by the Borrower and Agents), the Loan Parties would have been in compliance with the financial covenants in Section 7.03(a) for the 12 months ending as of the fiscal quarter of the Borrower ended immediately prior to the proposed date of consummation of such proposed Acquisition for which there are available financial statements;

(v) in the case of an Asset Acquisition, the subject assets are being acquired by the Borrower or a Domestic Subsidiary of the Borrower, and the applicable Person shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Agents in order to include the newly acquired assets within the Collateral;

(vi) in the case of a Stock Acquisition, (A) the subject Capital Stock is being acquired in such Acquisition directly by the Borrower or a Domestic Subsidiary of the Borrower, (2) the relevant Loan Party shall have executed and delivered a pledge agreement respecting the Capital Stock being acquired and shall have delivered to Collateral Agent possession of the original stock certificates respecting all of the issued and outstanding shares of Capital Stock of such acquired Person and its Subsidiaries, together with stock powers with respect thereto endorsed in blank; provided that if such Person is a CFC, the relevant Loan Party shall have delivered to Collateral Agent possession of the original stock certificates respecting all (or, 65% of the outstanding voting Capital Stock of such Person if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Person reasonably could be expected to result in material adverse tax consequences to any Loan Party) of the issued and outstanding shares of Capital Stock of such acquired Person, together with stock powers with respect thereto endorsed in blank, and (3) the relevant Loan Party shall have caused such acquired Person and each of its Subsidiaries to execute and deliver a joinder to either this Agreement or a Guaranty as a Guarantor in order to make such Person a party hereto or thereto, together with any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Agents in order to cause such acquired Person and each of its Subsidiaries to be obligated with respect to the Obligations (or the Secured Obligations under, and as defined in, the Security Agreement) and to include the assets of the acquired Person and its Subsidiaries within the Collateral; provided that none of the foregoing documents shall be required to be provided to Collateral Agent if such Person is a CFC and providing such documents reasonably could be expected to result in material adverse tax consequences to any Loan Party;

(vii) any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 7.02(a) or 7.02(b), respectively;

(viii) such Acquisition shall be consensual and shall have been approved by the board of directors (or such other managing body) of the Person whose Capital Stock or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Borrower or any of its Subsidiaries; and

(ix) the Borrower shall have delivered (A) projections for the Person whose Capital Stock or assets are proposed to be acquired, (B) updated pro forma Projections for the Borrower and its Subsidiaries evidencing compliance on a pro forma basis with Section 7.03(a) for the 12 calendar months following the date of such Acquisition (on a quarter-by-quarter basis), in form and content reasonably acceptable to Agent and (C) updated disclosure schedules to this Agreement and to each of the other Loan Documents solely with respect to such Acquisition (to the extent not prohibited by the terms hereof and thereof), as applicable; provided, that (x) in no event may any disclosure schedule be updated in a manner that would reflect or evidence a Default or Event of Default and (y) any determination of Consolidated EBITDA of the Borrower and its Subsidiaries for such 12 calendar month period shall include only such post-acquisition cost saving adjustments which are mutually agreed upon by the Borrower and the Agents.

“Permitted Dispositions” means (i) sales or other dispositions of Inventory to buyers in the ordinary course of business, (ii) sales or other dispositions of obsolete, excess or worn-out equipment in the ordinary course of business, (iii) sales or other dispositions of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clauses (ii) and (iii) do not exceed $500,000 in the aggregate in any twelve-month period, (iv) the use or transfer of money or Cash Equivalents by the Borrower and its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (v) the licensing by the Borrower and its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business, (vi) the licensing (including the right of a licensee or its assigns to convert such license to a last license) for fair market value by the Borrower of patents, trademarks, copyrights and other intellectual property rights so long as no Event of Default has occurred and is continuing at the time of the execution and delivery of the subject license; provided, however, that if any such license is for use within the United States or in any territory or possession thereof, then after giving effect to such license, the Borrower must retain sufficient rights to use the subject intellectual property as to enable the Borrower to continue to conduct its business in the ordinary course, (vii) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of any of the Loan Parties, (viii) the sale or other disposition of Accounts Receivable in connection with the collection or compromise thereof in the ordinary course of business and in a manner not inconsistent with the provisions of this Agreement (excluding any securitization or factoring or similar transactions), (ix) the sale or issuance of the Capital Stock (other than Prohibited Preferred Stock) of any Subsidiary of the Borrower to the Borrower (so long as such sale or issuance is made subject to Collateral Agent’s Liens on such Capital Stock), (x) the sale or issuance of the Borrower’s Capital Stock (other than Prohibited Preferred Stock) to any Person (so long as a Change of Control would not result therefrom), (xi) the sale or other disposition of assets from any Subsidiary of the Borrower to the Borrower or a Guarantor (other than the UK Guarantor), (xii) the sale or other disposition of assets from any Subsidiary of the Borrower that is not a Loan Party to the Borrower or any of its Subsidiaries, or (xiii) the settlement, release or surrender of tort or other litigation claims in good faith and in the ordinary course of business; provided that the aggregate amount of such claims that are settled, released, or surrendered shall not exceed $500,000.

“Permitted Indebtedness” means:

(v) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

(vi) Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing thereof;

(vii) Indebtedness evidenced by Capitalized Lease Obligations made by the Loan Parties in accordance with the provisions of Section 7.02(g), which

Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (iii) and clause (iv) of this definition, does not exceed $500,000 at any time outstanding;

(viii) purchase money Indebtedness incurred to enable a Loan Party to acquire equipment in the ordinary course of its business, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (iv) and clause (iii) of this definition, does not exceed $500,000 at any time outstanding;

(ix) Indebtedness permitted under Section 7.02(e);

(x) Indebtedness of the Borrower or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(xi) Indebtedness owed by one Loan Party to another Loan Party so long as the making of the Investment by the Loan Party that is acting as the lender is permitted hereunder;

(xii) Subordinated Debt;

(xiii) Indebtedness of the Loan Parties evidenced by the Senior Secured Notes, and any guarantee thereof, in an aggregate principal amount not to exceed $50,000,000, and any Permitted Refinancing thereof;

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument and consisting of obligations in respect of cash management services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts arising in the ordinary course of business; provided that any such Indebtedness is extinguished within 5 Business Days of its incurrence; and

(xv) Indebtedness in respect of letters of credit obtained by any Loan Parties in the ordinary course of business in connection with any lease to which such Loan Party is a party; provided that the aggregate amount of such Indebtedness shall not to exceed $250,000.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(xvi) Liens securing the Obligations;

(xvii) Liens for taxes, assessments, levies, and governmental charges the payment of which is not required under Section 7.01(c);

(xviii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to the Collateral Agent’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(xix) Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or assets

(xx) Liens arising under Capitalized Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property or assets of any Loan Party or any of its Subsidiaries, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the fair market value or the cost of the property so held or acquired;

(xxi) deposits and pledges of cash securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (C) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(xxii) easements, rights of way, municipal and zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(xxiii) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(xxiv) precautionary financing statement filings regarding operating leases;

(xxv) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;

(xxvi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xxvii) Liens securing refinancing Indebtedness permitted to be incurred hereunder; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness;

(xxviii) Liens securing Indebtedness permitted under clause (ix) or (xi) of the definition of “Permitted Indebtedness”;

(xxix) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, and liens in favor of depository banks or securities intermediaries to secure customary fees and expenses;

(xxx) interests of lessors under operating leases or interests or title of a licensor in the property subject to a license that is expressly permitted by this Agreement; and

(xxxi) licenses by Borrower or any of its Subsidiaries of patents, trademarks, copyrights, or other intellectual property rights in connection with a Disposition expressly permitted by clause (v) or clause (vi) of the definition of “Permitted Dispositions”.

“Permitted Refinancing” means any extension, refinancing, or modification of any Indebtedness; provided that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified, (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and the fees incurred in connection with the extension, refinancing, or modification, (iii) such extension, refinancing or modification does not result in an increase in the interest rate with respect to the Indebtedness so extended, refinanced, or modified, (iv) such extension, refinancing or modification does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, or modified, or in the case of a Permitted Refinancing of the Senior Secured Notes, a maturity date earlier than the maturity date of the Senior Secured Notes, (v) if the Indebtedness that is extended, refinanced, or modified was subordinated in right of payment to the Obligations, then the terms and conditions of the extension, refinancing, or modification must include subordination terms and conditions that are at least as favorable to the Agents and the Lenders as those that were applicable to the extended, refinanced, or modified Indebtedness, (vi) the covenants and events of default of the Indebtedness that is extended, refinanced or modified are not less favorable to the Loan Parties, the Agents or the Lenders than the terms and conditions of the Indebtedness being extended, refinanced, or modified, and (vii) the Indebtedness that is extended, refinanced, or modified is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was extended, refinanced, or modified.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for the Revolving Loans prior to the Event of Default plus 2.0 percentage points.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 6 months after the Final Maturity Date, or, on or before the date that is less than 6 months after the Final Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” means the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries that is on deposit with banks, or in securities accounts with securities intermediaries, or any combination thereof and that is subject to a control agreement in favor of Collateral Agent and upon which the Collateral Agent has a perfected first priority Lien (subject to Permitted Liens).

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Reference Bank” means JPMorgan Chase Bank, N.A., its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time.

“Reference Rate” means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate provided, however, that the Reference Rate shall be subject to a minimum rate of 8.25 percentage points per annum, and, accordingly, to the extent that the Reference Rate on any day would be less than the foregoing minimum rate, the Reference Rate hereunder for such day automatically shall be deemed increased to such minimum rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Subject to the minimum rate for the Reference Rate described in this definition, each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(d).

“Registered Loan” has the meaning specified therefore in Section 12.07(d).

“Registration Rights Agreement” means that certain First Amended and Restated Registration Rights Agreement dated as of even date herewith between Ableco Holding LLC and the Borrower.

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reinvestment Eligible Funds” means (a) Net Cash Proceeds which, but for the application of Section 2.05(d), would be required to be used to prepay the Revolving Loans pursuant to Section 2.05(c)(v) or (b) Extraordinary Receipts consisting of insurance or condemnation proceeds paid as the result of loss, destruction, casualty, condemnation or expropriation which, but for the application of Section 2.05(d), would be required to be used to prepay the Revolving Loans pursuant to Section 2.05(c)(vii).

“Reinvestment Notice” has the meaning specified therefor in Section 2.05(d).

“Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager.

“Related Party Assignment” has the meaning specified therefor in Section 12.07(b).

“Related Party Register” has the meaning specified therefor in Section 12.07(d).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares aggregate more than 50%.

“Required Library” means, as of any date of determination, the set or collection of copyrights in the source code (excluding manuals or other similar documentation) for the software owned or exclusively licensed by any Loan Party which software generated not less than 90% of the aggregate amount of current revenues attributable to software owned or exclusively licensed by any Loan Party during the 12 month period immediately preceding the date of determination. For purposes of copyright registration such Required Library shall include all a.x releases of the software programs that comprise the Required Library.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule C-1 hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” and “Revolving Loans” have the meaning specified therefor in Section 2.01(a)(i).

“Revolving Loan Obligations” means any Obligations with respect to the Revolving Loans (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Securitization Parties” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Security Agreement, in form and substance reasonably satisfactory to Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent, together with any amendments, supplements, restatements or modifications thereto.

“Senior Secured Notes” means the 11.875% Senior Secured Notes due 2008 issued by the Borrower pursuant to the Indenture.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person, (iii) such Person reasonably expects to be able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature taking into account the timing and amounts of cash to be received by it or any of its Subsidiaries (considering all financing alternatives and potential asset sales reasonably available to such Person) and the timing and amounts of cash to be payable on in respect of its debts and liabilities, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stock Acquisition” means the purchase or other acquisition by the Borrower or any of its wholly-owned Subsidiaries of all of the Capital Stock (by merger, stock purchase or otherwise) of any other Person.

“Subordinated Debt” means Indebtedness of the Borrower that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) reasonably satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of the Borrower under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments, which amount is $22,500,000 as of the Effective Date.

“Transferee” has the meaning specified therefor in Section 2.08(a).

“UK Guarantor” means PGIC Holdings, Ltd., an entity formed under the jurisdiction of England and Wales.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(c).

“WARN” has the meaning specified therefor in Section 6.01(z).

“Warrant” means that certain Warrant dated as of the date hereof, evidencing the right of Ableco Holding LLC to purchase 150,000 shares of common Capital Stock of the Borrower.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in this Agreement to “determination” by any Agent include estimates honestly made by such Agent (in the case of quantitative determinations) and beliefs honestly held by such Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE REVOLVING LOAN

Section 2.01 Revolving Credit Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make loans

(each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the lesser of (A) the amount of such Lender’s Revolving Credit Commitment, and (B) the amount of such Lender’s Pro Rata Share of the then extant Borrowing Base.

(b) Notwithstanding the foregoing, the aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the Total Revolving Credit Commitment and (B) the then current Borrowing Base. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

Section 2.02 Making the Revolving Loans.

(a) The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit 2.02(a) hereto (a “Notice of Borrowing”)), not later than 2:00 p.m. (New York City time) on the date which is 3 Business Days prior to the date of the proposed Revolving Loan (or such shorter period as the Administrative Agent is willing, in its sole discretion, to accommodate from time to time). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Revolving Loan, (ii) the proposed borrowing date, which must be a Business Day, (iii) whether the proposed Revolving Loan is to be a Reference Rate Loan or a LIBOR Rate Loan, and (iv) in the case of a LIBOR Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request the Revolving Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be in integral multiples of $100,000 in excess thereof.

(c)

(i) Except as otherwise provided in this Section 2.02(c), all Revolving Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Revolving Loan requested hereunder, nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Revolving Loan requested hereunder, and each Lender shall be obligated to make the Revolving Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders with a Revolving Credit Commitment, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders prior to the time of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Lenders. If the Administrative Agent notifies the Lenders that it will not fund a requested Revolving Loan on behalf of such Lenders, each Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, at the Payment Office no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent at the Payment Office or the amount funded by the Administrative Agent on behalf of Lenders to be deposited in an account designated by the Borrower.

(iii) If the Administrative Agent has notified the Lenders that the Administrative Agent, on behalf of such Lenders, will fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d)

(i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Lender’s initial funding), each Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Lender under this Section 2.02(d) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Lender.

(e) In the event that any Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03 Repayment of the Revolving Loan; Evidence of Debt.

(a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b) [Intentionally Omitted]

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Revolving Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Revolving Loans made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement.

(f) Any Lender may request the Revolving Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably satisfactory to the Borrower. Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Revolving Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (i) from the Effective Date until the Administrative Agent has received the a certificate delivered pursuant to Section 7.01(a)(iv) hereof corresponding to the fiscal quarter ending September 30, 2006, (A) if the relevant Revolving Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 5.25%, and (B) if the relevant Revolving Loan is a Reference Rate Loan, at a rate per annum equal to the Reference Rate plus 2.25%, and (ii), at all times thereafter, (A) if the relevant Revolving Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the applicable margin indicated on the table below that corresponds to the Applicable Margin Leverage Ratio set forth on the most recent certificate delivered pursuant to Section 7.01(a)(iv) hereof, and (B) otherwise, at a rate per annum equal to the Reference Rate plus the applicable margin indicated on the table below that corresponds to the Applicable Margin Leverage Ratio set forth on the most recent certificate delivered pursuant to Section 7.01(a)(iv) hereof:

Level	Applicable Margin Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Other Loans
I	Greater than or equal to 3.50:1.00	6.00%	3.00%

II	Less than 3.50:1.00 but greater than or equal to 3.00:1.00	5.50%	2.50%

III	Less than 3.00:1.00 but greater than or equal to 2.00:1.00	5.00%	2.00%

IV	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	4.50%	1.50%

V	Less than 1.50:1.00	4.00%	1.00%

(b) [Intentionally Omitted].

(c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, the Revolving Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) LIBOR Option.

(i) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Reference Rate, the Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (A) the last day of the Interest Period applicable thereto, (B) the occurrence of an Event of Default in consequence of which the Required Lenders or Collateral Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (C) termination of this Agreement pursuant to the terms hereof. Interest at the Post-Default Rate shall be payable on demand. On the last day of each applicable Interest Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that Revolving Loans bear interest at the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.

(ii) LIBOR Election.

(A) The Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each Lender.

(B) Each LIBOR Notice shall be irrevocable and binding on the Borrower. In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (1) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Administrative Agent or a Lender delivered to the Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(C) The Borrower shall have not more than 3 LIBOR Rate Loans in effect at any given time. The Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $100,000 in excess thereof.

(iii) Conversion. The Borrower may convert LIBOR Rate Loans to Reference Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Administrative Agent of proceeds of Collateral in accordance with Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with subsection (ii) above.

(iv) Special Provisions Applicable to LIBOR Rate.

(D) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (1) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (2) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under subsection (ii)(B) above).

(E) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and the Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (1) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans, and (2) the Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(v) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

(e) Interest Payment in respect of the Reference Rate Loans. Interest on each Reference Rate Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Reference Rate Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(f) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitments; Prepayment of Loans.

(a) Reduction of Commitments.

(i) The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02. Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than 5 Business Days prior written notice to the Administrative Agent, shall be irrevocable and shall be accompanied by the payment of the Applicable Prepayment Premium. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) [Intentionally Omitted].

(b) Optional Prepayment.

(i) Revolving Loans. The Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

(ii) [Intentionally Omitted].

(c) Mandatory Prepayment.

(i) The Borrower will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds the lesser of (A) the Total Revolving Credit Commitment, and (B) the Borrowing Base, to the full extent of any such excess. On each day a Revolving Loan is requested hereunder, the Borrower shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans outstanding on such day (after giving effect to such proposed Revolving Loan).

(ii) [Intentionally Omitted]

(iii) [Intentionally Omitted]

(iv) [Intentionally Omitted]

(v) Immediately upon receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries other than a Permitted Disposition (other than a Permitted Disposition of the type described in clauses (ii) or (iii) of the definition of Permitted Dispositions), the Borrower shall prepay the outstanding principal amount of the Revolving Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Revolving Loan) shall exceed for all such Dispositions $500,000 in the aggregate in any twelve month period. Nothing contained in this clause (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(vi) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than any Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than (A) issuances of Capital Stock (other than Prohibited Preferred Stock) by any Subsidiary of the Borrower to the Borrower, (B) sales or issuances of Capital Stock of the Borrower in connection with stock option or equity incentive plans for the benefit of directors, employees, or consultants of the Borrower and its Subsidiaries, (C) issuances of Capital Stock pursuant to the exercise of warrants outstanding as of the Effective Date, (D) to the extent raised substantially concurrent with and used to finance the consideration for a Permitted Acquisition, and (E) the issuance of Capital Stock (other than Prohibited Preferred Stock) in connection with the conversion of Permitted Indebtedness incurred to refinance the Senior Secured Notes), the Borrower shall prepay the Revolving Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. Notwithstanding the foregoing, upon the issuance by the Borrower of any shares of its Capital Stock resulting in consideration to the Borrower and its Subsidiaries of a cash amount not to exceed $80,000,000 in the aggregate net of transaction expenses, the Borrower shall not be required to prepay the Revolving Loans as aforesaid, provided that such proceeds shall only be used (I) to defease or prepay the Senior Secured Notes in full and to pay related transaction expenses and (II) so long as the Senior Secured Notes have been defeased or prepaid in full, for general corporate purposes (subject to the covenants contained herein and in the other Loan Documents). The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vii) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Revolving Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses (including reasonable attorneys fees and costs and other litigation expenses) incurred in collecting such Extraordinary Receipts.

(d) Application of Payments.

(i) Each prepayment of the Revolving Loans pursuant to this Section 2.05 (other than pursuant to subsections (b)(i) or (c)(i) of this Section 2.05) shall also reduce the Total Revolving Credit Commitment by an equivalent amount.

(ii) Reinvestment Option. The foregoing to the contrary notwithstanding, Borrower shall not be required to make a prepayment otherwise required pursuant to Section 2.05(c)(v) or Section 2.05(c)(vii) with Reinvestment Eligible Funds so long as: (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Reinvestment Eligible Funds or on the date such amounts are to be released to Borrower pursuant to this Section 2.05(d), (B) the Borrower delivers a notice (a “Reinvestment Notice”) on or prior to the date that the applicable Person receives the monies constituting such Reinvestment Eligible Funds notifying the Agents of the intent of the applicable Person to use such Reinvestment Eligible Funds (1) to repair, restore, or replace the assets that were the subject of the Disposition, casualty or condemnation giving rise to such amounts with assets of equal or greater fair market value which will be useful in the conduct of their business in accordance with past practice, (2) within the period specified in such notice, which period shall not to exceed the earlier of (x) 180 days after the receipt of such Reinvestment Eligible Funds by the applicable Loan Party or its Subsidiary and (y) the Final Maturity Date, and (C) pending the reinvestment described in clause (B)(1) above, such Reinvestment Eligible Amounts are deposited in a cash collateral account over which Collateral Agent (on behalf of the Lenders) has a perfected first-priority Lien. If all or any portion of such Reinvestment Eligible Funds are not used in accordance with the preceding sentence within the period specified in the Reinvestment Notice, the remaining portion shall be applied to the Revolving Loans on the last day of such specified period.

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (b)(i) or (c)(i) of this Section 2.05) shall be accompanied by the payment of accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Revolving Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06. Any prepayment made pursuant to (i) subsection (c)(v) of this Section 2.05 as a result of the disposition of all or substantially all of the assets of any Loan Party, or (ii) subsection (c)(vi) of this Section 2.05 shall be accompanied with the payment of the Applicable Prepayment Premium.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.

(a) Closing Fee. On or prior to the Effective Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, a non-refundable closing fee (the “Closing Fee”) equal to $450,000.

(b) [Intentionally Omitted]

(c) Unused Line Fee. From and after the Effective Date and up to the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.5% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans outstanding from time to time and shall be due and payable quarterly in arrears on the first day of each calendar quarter commencing October 1, 2006.

(d) Loan Servicing Fee. From and after the Effective Date and until the later of (i) the Final Maturity Date and (ii) the date on which all Obligations (other than contingent obligations and any Obligations under the Warrant and the Registration Rights Agreement)

are paid in full, the Borrower shall pay to the Administrative Agent for the account of the Collateral Agent, a non-refundable loan servicing fee (the “Loan Servicing Fee”) equal to $6,250 each quarter, which shall be due and payable on the Effective Date (payable ratably based on the number of days remaining in the calendar quarter in which the Effective Date occurs) and quarterly in advance thereafter on the first day of each calendar quarter commencing on October 1, 2006.

(e) [Intentionally Omitted]

Section 2.07 Securitization. The Borrower hereby acknowledges that the Lenders and their Affiliates may sell or securitize the Revolving Loans (a “Securitization”) through the pledge of the Revolving Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Revolving Loans or the issuance of direct or indirect interests in the Revolving Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrower and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Revolving Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Revolving Loans or the Securitization, and (c) providing in connection with any rating of the Revolving Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to any Agent or Lender in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Revolving Loans and (ii) agreeing to reimburse the Agents, the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08 Taxes.

(a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to each Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of a participant, to the Lender granting the participation only) a properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents, the assigning Lender or the Lender granting a participation, as applicable, in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.

(e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(f) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any Loan Party or conduct audits, inspections or field examinations of any Loan Party and valuations or appraisals of any or all of the Collateral or business or enterprise valuations of the Loan Parties at any time, from time to time, and, so long as no Default or Event of Default shall have occurred and be continuing, at reasonable times and in reasonable intervals, in a manner so as to not unduly disrupt the business of such Loan Party. The Borrower agrees to pay (i) $1,500 per day per examiner plus the examiner’s reasonable out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations, and field examinations and (ii) the reasonable cost of all audits, appraisals and business valuations (including enterprise valuation appraisals) conducted by third party auditors or appraisers on behalf of the Agents.

Section 4.02 Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent shall, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Lenders to the Borrower, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of the Revolving Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Revolving Loans to the Borrower during such month and the Revolving Loans to which such payments were applied, the amount of interest accrued on the Revolving Loans to the Borrower during such month, the amount of charges to the Loan Account, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 60 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04 Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agents or the Lenders:

(a) all payments of principal and interest in respect of the outstanding Revolving Loans, all payments of fees (other than the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of the Revolving Loan as designated by the Person making payment when the payment is made and the Borrower shall not be liable for any error by the Administrative Agent in such regard.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay interest due in respect of the Collateral Agent Advances until paid in full; (iii) third, ratably to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay any fees and indemnities then due to the Lenders until paid in full; (v) fifth, ratably to pay interest due in respect of the Revolving Loans until paid in full; (vi) sixth, ratably to pay principal of the Revolving Loans until paid in full, and (vii) seventh, to the ratable payment of all other Obligations then due and payable.

(c) Any payment of the Revolving Loans shall be applied in such a manner as to minimize the amount of payments required to be made by the Borrower pursuant to Section 2.04(d)(ii)(B).

(d) For purposes of Section 4.04(b), (other than clause (vii) thereof) “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for purposes of such clause (vii), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return. (a) If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Lender or any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, any Agent or any Person controlling any such Lender, any such Agent (in each case, whether or not having the force of law) (each, a “Change in Law”), shall (i) subject any Lender, any Agent or any Person controlling any such Lender or any such Agent to any tax, duty or other charge with respect to this Agreement or the Revolving Loans made by such Lender or such Agent or change the basis of taxation of payments to any Lender, any Agent or any Person controlling any such Lender or any such Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender, any Agent or any Person controlling any such Lender or any such Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Revolving Loans, or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, any Agent or any Person controlling any such Lender or any such Agent or (iii) impose on any Lender, any Agent or any Person controlling any such Lender or any such Agent any other condition regarding this Agreement or the Revolving Loans, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or any Agent of making the Revolving Loans, or agreeing to make the Revolving Loans or to reduce any amount received or receivable by any Lender or any Agent hereunder, then, upon demand by any such Lender or any such Agent, the Borrower shall pay to such Lender or such Agent such additional amounts as will compensate such Lender, or such Agent for such increased costs or reductions in amount.

(b) If any Lender or any Agent shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender, any Agent or any Person controlling such Lender or such Agent and any Lender or any Agent determines that the amount of such capital is increased as a direct or indirect consequence of the Revolving Loans made or maintained, any Lender’s, any Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s or any Agent’s any such other controlling Person’s capital to a level below that which such Lender, such Agent or such controlling Person could have achieved but for such circumstances as a consequence of the Revolving Loans made or maintained, or any agreement to make the Revolving Loans, or such Lender’s, such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s, or such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender or any Agent, the Borrower shall pay to such Lender or such Agent from time to time such additional amounts as will compensate such Lender or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or such Agent’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or any Agent until payment in full to such Lender or such Agent at the Reference Rate. A certificate of such Lender or such Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or such Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

ARTICLE V

CONDITIONS TO THE REVOLVING LOANS

Section 5.01 Conditions Precedent. The obligation of any Lender to make the initial Revolving Loans (or any other Person to otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the conditions precedent set forth below:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 or 12.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the Revolving Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender .

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i) an amendment to the Security Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the stock of such Loan Party’s domestic Subsidiaries (other than (x) any Gaming Subsidiary for which the original stock certificates will be delivered pursuant to Section 5.03(c), (y) P&S Leasing Corporation, Inc., a Nevada corporation, for which the original stock certificate will be delivered pursuant to Section 5.03(f), and (z) P&S Leasing LLC, a Louisiana limited liability company, whose membership interests are not certificated) and all intercompany promissory notes of such Loan Parties, each accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii) the Funds Flow Agreement, duly executed by each Loan Party;

(iii) the Intercompany Subordination Agreement, duly executed by each Loan Party;

(iv) the Intercreditor Agreement, duly executed by the Indenture Trustee and acknowledged by each Loan Party;

(v) appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage;

(vi) certified copies of all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in clause (v) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

(vii) the Warrant and the Registration Rights Agreement, each duly executed by the Borrower;

(viii) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(ix) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(x) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and, for the states of Delaware and California, the payment of taxes by, such Loan Party in such states (except, in the case of the states of foreign qualification, (x) where the failure to be so qualified or in good standing, or to pay such taxes, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (y) for the states of Oklahoma and West Virginia, which good standing certificates will be delivered pursuant to Section 5.03(h));

(xi) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

(xii) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xiii) an opinion of (a) Cooley Godward LLP, and (b) Schreck Brignone, each counsel to the Loan Parties, each substantially in the form of Exhibit 5.01(d) and as to such other matters as the Collateral Agent may reasonably request;

(xiv) a certificate of an Authorized Officer of the Borrower, certifying as to the matters set forth in Section 5.01(b);

(xv) [Intentionally Omitted];

(xvi) a copy of the financial projections described in Section 6.01(g)(ii) hereof, which projections shall be reasonably satisfactory in form and substance to the Agents;

(xvii) a certificate of the chief financial officer of the Borrower, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis based on the most recent financial statements of the Borrower and its Subsidiaries and after giving effect to the transactions contemplated hereby, with each of the financial covenants contained in Section 7.03;

(xviii) evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to the Collateral Agent and each such named insured or loss payee (or upon 10 days prior written notice to the Collateral Agent and each such named insured or loss payee in the event of termination or cancellation due to nonpayment of premium);

(xix) a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, and all other notices under this Agreement and the other Loan Documents;

(xx) a certificate of an Authorized Officer of the Borrower, certifying that the Indenture Documents have not been amended, restated, supplemented or otherwise modified since April 20, 2006 and that the Indenture Documents and the Material Contracts remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxi) other than the approvals for the pledge of, or any restriction on the transfer, issuance or pledge of, or any agreement not to encumber the Capital Stock of the Gaming Subsidiaries, the Borrower shall have received all material licenses, approvals or evidence of other actions required by any Governmental Authority approvals (including any required by any Gaming Laws) in connection with the consummation of the transactions contemplated thereby; and

(xxii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

(e) Material Adverse Effect. The Collateral Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2005 which could reasonably be expected to result in a Material Adverse Effect.

(f) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Revolving Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request. The making of the initial Revolving Loans shall indicate a determination by the Collateral Agent that such requirement has been satisfied.

(g) Management Reference Checks. The Collateral Agent shall have received reasonably satisfactory reference checks for key management of each Loan Party.

(h) Due Diligence. The Agents shall have completed their business and legal due diligence with respect to each Loan Party and the results thereof shall be reasonably acceptable to the Agents, in their sole and absolute discretion.

(i) Availability. After giving effect to all Revolving Loans to be made on the Effective Date, Availability plus Qualified Cash shall not be less than $5,000,000. The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the calculation of Availability.

(j) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(k) Collateral Agent shall have received a Blocked Account Agreement for each Blocked Account.

(l) Collateral Agent shall have received a securities account control agreement regarding account number 12868725 maintained with Wells Fargo Brokerage Services, LLC, duly executed by the Borrower and Wells Fargo Brokerage Services, LLC.

Section 5.02 Conditions Precedent to All Revolving Loans. The obligation of any Agent or any Lender to make any Revolving Loan is subject to the fulfillment of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including Sections 2.06 and 12.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Revolving Loan, and the Borrower’s acceptance of the proceeds of such Revolving Loan shall each be deemed to be a representation and warranty by each Loan Party on the date of such Revolving Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Revolving Loan (except to the extent that any such representations or warranties expressly relate solely to an earlier date) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date, and (ii) at the time of and after giving effect to the making of such Revolving Loans and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Revolving Loans to be made on such date.

(c) Legality. The making of such Revolving Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.

Section 5.03 Conditions Subsequent to the Effectiveness of this Agreement. Each of the following constitute conditions subsequent to the effectiveness of this Agreement (the failure by the Borrower to perform or cause to be performed such conditions subsequent constituting an immediate Event of Default):

(a) Within 15 days of the Effective Date, the Borrower shall have filed an amendment to its currently pending application for a consent from the Gaming Authorities of Nevada to permit the pledge of the Capital Stock of Mikohn Nevada to the Collateral Agent pursuant to the Security Agreement and to permit restrictions upon the transfer of, agreements not to encumber, or issuance of the Capital Stock of Mikohn Nevada pursuant to the Financing Agreement or any other Loan Document.

(b) Within 180 days of the Effective Date, the Borrower shall have received all necessary consents or approvals of the Gaming Authorities including to permit the pledge of the Capital Stock of any Gaming Subsidiary to the Collateral Agent pursuant to the Security Agreement and to permit the restrictions on transfer, agreement not to encumber or issuance of the Capital Stock of any Gaming Subsidiary pursuant to the Financing Agreement or any other Loan Document.

(c) Within 5 Business Days after the Borrower has obtained the necessary consents and approvals set forth in clause (b) above, the Borrower shall have delivered to the Collateral Agent or a custodian appointed by the Collateral Agent the original stock certificate representing all of the stock of the applicable Gaming Subsidiary, accompanied by undated stock powers executed in blank.

(d) Within 30 days of the Effective Date, the Collateral Agent shall have received (i) a guaranty from the UK Guarantor, which guaranty shall be in form and substance reasonably satisfactory to the Agents (including being governed by the laws of the jurisdiction of organization of the UK Guarantor), (ii) a security agreement from the UK Guarantor, which security agreement shall be in form and substance reasonably satisfactory to the Agents (including being governed by the laws of the jurisdiction of organization of the UK Guarantor), and (iii) a share pledge agreement with respect to the Capital Stock of the UK Guarantor, which share pledge agreement shall be in form and substance reasonably satisfactory to the Agents (including being governed by the laws of the jurisdiction of organization of the UK Guarantor), together with appropriate certificates and instruments of transfer with respect to such Capital Stock (to the extent such Capital Stock is certificated), and (iii) all other documentation, including one or more opinions of counsel reasonably satisfactory to the Agents, that is, in the opinion of the Agents, appropriate with respect to the execution and delivery of such guaranty, security agreement, and share pledge agreement; provided that the delivery of the documents described in this Section 5.03(d) shall not be required if the UK Guarantor is a CFC and if providing such documents would result in material adverse tax consequences to any Loan Party.

(e) Within 30 days of the Effective Date, the Collateral Agent shall have received (i) a share pledge agreement with respect to 65% of the Capital Stock of Mikohn

Australasia, which share pledge agreement shall be in form and substance reasonably satisfactory to the Agents (including being governed by the laws of the jurisdiction of organization of Mikohn Australasia), together with appropriate certificates and instruments of transfer with respect to such Capital Stock (to the extent such Capital Stock is certificated), and (ii) all other documentation, including one or more opinions of counsel reasonably satisfactory to the Agents, that is, in the opinion of the Agents, appropriate with respect to the execution and delivery of such share pledge agreement.

(f) Within 30 days of the Effective Date, the Collateral Agent shall have received (i) a share pledge agreement with respect to 100% of the Capital Stock of P&S Leasing Corporation, a Nevada corporation, which share pledge agreement shall be in form and substance reasonably satisfactory to the Agents (including being governed by the laws of the jurisdiction of organization of P&S Leasing Corporation, a Nevada corporation), together with appropriate certificates and instruments of transfer with respect to such Capital Stock (to the extent such Capital Stock is certificated), and (ii) all other documentation that is, in the opinion of the Agents, appropriate with respect to the execution and delivery of such share pledge agreement.

(g) Within 15 days of the Effective Date, the Collateral Agent shall have received a certificate of the appropriate officials of the States of Oklahoma and West Virginia certifying as to the good standing of the Borrower in such states.

Agents and Lenders hereby waive the delivery of the original stock certificates representing any of the stock of Mikohn Foreign Sales Corporation, a company organized under the laws of Barbados, so long as such entity remains an Inactive Subsidiary.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties except where contravention of a third party contractual restriction could not reasonably be expected to result in a Material Adverse Effect, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to result in a Material Adverse Effect.

(c) Governmental Approvals. Except as set forth on Schedule 6.01(c), no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party, except for (i) approvals of Gaming Authorities required in connection with the pledge of the Capital Stock of any Gaming Subsidiary or in connection with any restriction on the Loan Parties’ ability to transfer, issue, or pledge such Capital Stock or in connection with agreements not to encumber the Capital Stock, or (ii) filings or recordations required in connection with the Liens granted by the Loan Parties pursuant to the Loan Documents and the filing of a report with the Nevada Gaming Authorities and the Mississippi Gaming Authorities with respect to the Financing Agreement.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and except as limited by general principles of equity.

(e) Subsidiaries. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Borrower. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. Except as disclosed on Schedule 6.01(e), there are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower.

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2005 no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.

(ii) The Borrower has heretofore furnished to each Agent and each Lender (A) projected quarterly income statements of the Borrower and its Subsidiaries for the period from January 31, 2006, through December 31, 2006, and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the Fiscal Year ending in 2007, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, are believed by the Borrower at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Borrower, and have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including any Material Contract) binding on or otherwise affecting it or any of its properties and which could reasonably be expected to result in a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.

(i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the IRC, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (vi) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP and except for taxes, assessments and other governmental charges that are de minimis.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of the Revolving Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l).

(m) [Intentionally Omitted]

(n) [Intentionally Omitted]

(o) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect, except for Leases in respect of which the failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). To the knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, to the knowledge of the Loan Parties, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading in any material respect; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(q) [Intentionally Omitted]

(r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or occupied by a Loan Party has been used as a treatment or disposal site for any

Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds. The proceeds of the Revolving Loans shall be used to (a) refinance existing Indebtedness of the Borrower owed under the Original Financing Agreement, (b) pay fees and expenses in connection with the transactions contemplated hereby, and (c) fund working capital of the Borrower.

(u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to the Revolving Loans, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

(v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without any known infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, United States patents, United States patent applications, United States trademarks, United States trademark applications, United States service marks, United States tradenames, United States copyrights, United States copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. Except as set forth on Schedule 6.01(w), no claim (including a claim of infringement) or litigation regarding any of the foregoing is pending or threatened in writing, except for such claims or litigation which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any governmental statute, law, rule, regulation, standard or code is pending, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Schedule R-1 sets forth a complete and accurate list of the software applications or modules comprising the Required Library as of the date of delivery of such Schedule pursuant to the Security Agreement.

(x) Material Contracts. No Material Contract is in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(y) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(aa) Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand.

(bb) No Bankruptcy Filing. No Loan Party is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against it.

(cc) Separate Existence.

(i) All customary formalities regarding the separate existence of each Loan Party have been at all times since its formation observed.

(ii) Each Loan Party has at all times since its formation accurately maintained its financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Loan Party and any other Person. No Loan Party has at any time since its formation commingled its assets with those of any of its Affiliates or any other Person. Each Loan Party has at all times since its formation accurately maintained its own bank accounts and separate books of account.

(iii) Each Loan Party has at all times since its formation paid its own liabilities from its own separate assets.

(iv) Each Loan Party has at all times since its formation identified itself in all dealings with the public, under its own name and as a separate and distinct Person. No Loan Party has at any time since its formation identified itself as being a division or a part of any other Person.

(dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee) [Intentionally Omitted]

(ff) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time. Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(gg) Security Interests. Upon the due execution and delivery thereof, each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral covered thereby. Upon the filing of the financing statements in appropriate form in the offices specified on the applicable schedule to such Security Agreement, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens) in the Collateral that can be perfected by filing such financing statements, and, subject to any required Gaming Authority approvals, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens on the Collateral that can be perfected by filing such financing statements.

(hh) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(ii) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date (except to the extent that any such representations or warranties relate solely to an earlier date). No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

(jj) Indenture Documents. As of the Effective Date, the Borrower has delivered to the Agents a complete and correct copy of the material Indenture Documents (including all schedules, exhibits, amendments, supplements, modifications, and assignments). As of the Effective Date, no Loan Party that is a party thereto is in default in the performance or compliance with any provisions thereof. As of the Effective Date, the Indenture Documents are in full force and effect and have not been terminated, rescinded or withdrawn. To the best of the Loan Parties’ knowledge, as of the Effective Date, none of the representations or warranties of any other Person in any Indenture Document are untrue.

(kk) Licenses and Permits.

(i) (A) All material licenses (including all necessary Gaming Licenses), permits, and consents and similar rights required from any Governmental Authority, for the ownership, use, or operation of the businesses or properties now owned or operated by Borrower or any of its Subsidiaries, are in full force and effect except for such licenses, permits, consents, and similar rights the failure to obtain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (B) each of Borrower and its Subsidiaries is in compliance, in all material respects, with all of the provisions thereof applicable to it; and (C) none of such licenses, permits, or consents is the subject of any pending or, to the best of Borrower’s or the Borrower’s, knowledge, threatened proceeding for the revocation, cancellation, suspension, or non-renewal thereof. As of the Effective Date (and as of each subsequent date on which the Borrower or the Borrower delivers to Administrative Agent an updated schedule pursuant hereto), set forth on Schedule 6.01(kk) is a complete and accurate list of all such material licenses, permits, and consents that are necessary and appropriate for the operation of the Borrower’s and the Borrower’s businesses, and the businesses of their Subsidiaries, and such schedule identifies the date by which an application for the renewal of such license, permit, or consent must be filed and describes the status of each such pending application.

(ii) Borrower and its Subsidiaries, have obtained (A) all material licenses, permits, and consents necessary or appropriate to conduct their businesses and operations, and (B) as of the Effective Date, all required approvals from the Nevada Gaming Authorities and Mississippi Gaming Authorities of the transactions contemplated hereby and by the other Loan Documents other than any required approvals for the pledge of, or any restriction on the transfer, issuance or pledge of, the Capital Stock of the Gaming Subsidiaries.

(ll) Inactive Subsidiaries. No Inactive Subsidiary owns any assets (other than (i) assets of de minimis value, and (ii) solely with respect to Mikohn Holdings, Inc., a Nevada corporation, 75,800 shares of common Capital Stock of the Borrower), has any liabilities (other than de minimis liabilities), or engages in any business activity.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Revolving Loan or any other Obligation (whether or not due) shall remain unpaid each Loan Party will and will cause each of its Subsidiaries to:

(a) Reporting Requirements. Furnish to each Agent and each Lender:

(i) as soon as available and in any event within 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter of any Fiscal Year) of the Borrower, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes; provided that the delivery of the Borrower’s Form 10-Q for such fiscal quarter shall be deemed to satisfy all of the requirements of this Section 7.01(a)(i).

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof; provided that the delivery of the Borrower’s Form 10-K for such Fiscal Year shall be deemed to satisfy all of the requirements of this Section 7.01(a)(ii).

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, in each case, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(iv) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto and (B) in the case of the financial statements delivered pursuant to clauses (i) and (ii) of this Section

7.01(a) or in the case of the financial statements delivered pursuant to clause (iii) of this Section 7.01(a) for the last fiscal month of any Fiscal Year, attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and calculation of the Applicable Margin Leverage Ratio;

(v) upon the request of either Agent, as soon as available and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete (A) listing all Accounts Receivable of the Borrower as of such day, which shall include the amount and age of each Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month, the name and mailing address of each Account Debtor with respect to each such Account Receivable and such other information as any Agent may request, (B) listing all accounts payable of the Borrower as of each such day which shall include the amount and age of each account payable, the name and mailing address of each account creditor and such other information as any Agent may request, (C) listing all Inventory of the Borrower as of each such day, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location), the date of acquisition, the warehouse and production facility location and such other information as any Agent may request, all in detail and in form satisfactory to the Agents, (D) setting forth all consolidated cash collections of the Borrower and the other Loan Parties with respect to Accounts Receivable for the immediately preceding 90 day period, (E) setting forth the recurring revenue for the immediately preceding twelve month period of the Borrower and the other Loan Parties and (F) setting forth the deferred revenue for the Borrower and the other Loan Parties for the immediately preceding 90 day period;

(vi) as soon as available and in any event within 3 Business Days after the end of each month commencing with the first month ending after the Effective Date, a Borrowing Base Certificate, current as of the close of business on the last Business Day of such month, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless any Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower and (B) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, such Agent’s good faith judgment shall control;

(vii) no later than 60 days after the commencement of each Fiscal Year (or, no later than 90 days after the commencement of such Fiscal Year if the Borrower’s board of directors has not finally approved such financial projections), financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(ii)(A), displayed on a quarterly basis and otherwise in form and substance reasonably satisfactory to the Agents for such Fiscal Year for the Borrower and its Subsidiaries, all such financial projections to be prepared in good faith, and to be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower; provided that such financial projections shall in any event include projected quarterly balance sheets, income statements and statements of cash flows.

(viii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(ix) as soon as possible, and in any event within 3 Business Days of an Authorized Officer’s knowledge of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x) (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xi) promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(xii) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xiii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xiv) promptly upon receipt thereof, copies of all financial reports (including management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

(xv) with reasonable promptness, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) subject to applicable Gaming Laws, each Subsidiary of any Loan Party (the “New Subsidiary”) formed or acquired after the Effective Date to execute and deliver to the Collateral Agent promptly and in any event within 3 Business Days after the formation or acquisition thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, together with (x) if such New Subsidiary has any Domestic Subsidiaries, (I) certificates (if any) evidencing all of the Capital Stock of such Subsidiary owned by such New Subsidiary, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiary as either Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (y) if such New Subsidiary has any first-tier Subsidiaries that are CFCs, (I) certificates (if any) evidencing all (or, 65% of the outstanding voting Capital Stock of such Subsidiary if pledging or hypothecating more than 65% of the total outstanding voting Capital Stock of such Subsidiary reasonably could be expected to result in material adverse tax consequences to the Loan Parties) of the outstanding voting Capital Stock of such Subsidiary, (II) undated stock powers executed in blank with signature guaranteed, and (III) such opinions of counsel and such approving certificate of such Subsidiary as either Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) if such New Subsidiary has a fee interest in any real property that would constitute After Acquired Property if it were acquired by a Loan Party, one or more Mortgages creating on such real property a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey of such real property and a surveyor’s certificate, a Phase I Environmental Site Assessment with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, each in form and substance reasonably satisfactory to the Agents, together with such other agreements, instruments and documents as either Agent may reasonably require whether comparable to the documents required under Section 7.01(o) or otherwise, and (D) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by either Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage, or otherwise to effect the intent that such New Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such New Subsidiary shall become Collateral for the Obligations; provided that the foregoing Guaranty and Security Agreement shall not be required to be provided to the Collateral Agent with respect to any New Subsidiary of a Loan Party that is a CFC if providing such documents would result in material adverse tax consequences to the Loan Parties; and

(ii) subject to applicable Gaming Laws, each Loan Party that is the owner of the Capital Stock of such New Subsidiary to execute and deliver promptly and in any event within 3 Business Days after the formation or acquisition of such New Subsidiary a joinder to the Security Agreement (if it is not already a party thereto), together with (A) if such New Subsidiary is not a CFC or is a CFC and the pledge of 100% of the voting Capital Stock of such CFC would not result in material adverse tax consequences to the Loan Parties, (w) certificates (if any) evidencing all of the Capital Stock of such New Subsidiary, (x) undated stock powers or other appropriate instruments or assignment executed in blank with signature guaranteed, (y) such opinions of counsel and such approving certificate of such New Subsidiary as the Agents may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents, or (B) if such New Subsidiary is a CFC and the granting of a pledge of more than 65% of the voting Capital Stock of such CFC would result in material adverse tax consequences to the Loan Parties, (w) certificates (if any) evidencing 65% of the outstanding voting Capital Stock of such New Subsidiary, (x) undated stock powers or other appropriate instruments or assignment executed in blank with signature guarantee, (y) such opinions of counsel and such approving certificate of such New Subsidiary as the Agents may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (z) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by either Agent.

Anything to the contrary contained in the foregoing notwithstanding, the pledge of the Capital Stock of the New Subsidiary and the pledge of the Capital Stock of any Subsidiary of the New Subsidiary shall be subject to receipt of applicable approvals from Gaming Authorities, which approvals the Loan Parties shall use commercially reasonable best efforts to obtain.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Gaming Laws and Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, and (iii) the filing of a report with the Nevada Gaming Authorities and the Mississippi Gaming Authorities with respect to the Financing Agreement.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except to the extent failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time, from time to time, and, so long as no Default or Event of Default shall have occurred and be continuing, at reasonable times and in reasonable intervals in a manner so as to not unduly disrupt the business of the Loan Parties, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days prior written notice to the Collateral Agent of the exercise of any right of cancellation (or upon 10 days prior written notice to the Collateral Agent and each such named insured or loss payee in the event of termination or cancellation due to nonpayment of premium). If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) [Intentionally Omitted]

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) promptly provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law or (E) any Environmental Action filed against any Agent or any Lender.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days prior written notice of any change in the location of any Collateral, other than to (or in-transit between) locations set forth on Schedule 6.01(ff) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(m) Landlord Waivers; Collateral Access Agreements.

(i) At any time any Collateral with a book value in excess of $250,000 is located on any real property of the Borrower or any other Loan Party (other than any real property existing on the Effective Date) which is not owned by the Borrower or any other Loan Party, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and

(ii) Use commercially reasonable efforts to obtain written access agreements, in form and substance satisfactory to the Collateral Agent, providing access to Collateral located on any premises not owned by the Borrower or any other Loan Party in order to remove such Collateral from such premises during an Event of Default.

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o) After Acquired Property. Upon the acquisition by it or any of its Subsidiaries of any After Acquired Property, promptly so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall immediately furnish to the Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, and (vi) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Collateral Agent, and (viii) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require. The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(p) Fiscal Year. Cause the Fiscal Year of the Borrower and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such fiscal year of Borrower and its Subsidiaries (and appropriate related changes to this Agreement).

(q) Borrowing Base. Maintain all Revolving Loans in compliance with the Borrowing Base set forth on the most recently delivered Borrowing Base Certificate.

(r) Licenses and Permits. (i) Ensure that all material licenses (including all necessary Gaming Licenses), permits, and consents and similar rights required from any federal, state, or local governmental body (including the Nevada Gaming Authorities and Mississippi Gaming Authorities) for the ownership, use, or operation of the businesses or properties now owned or operated by Borrower or its Subsidiaries are in full force and effect except for such licenses, permits, consents and similar rights the failure to maintain in full force and effect could not, individually or in the aggregate, reasonably be expected to result in a

Material Adverse Effect, and (b) comply, in all material respects, with all of the provisions thereof applicable to it.

(s) Gaming Authorities. Borrower agrees that, in the event of any adverse consequence of any kind to Administrative Agent, any Lender or any of their Affiliates as a result of action by a Gaming Authority resulting from any Loan Party’s activities within the state of Washington, whether in the nature of a request for information or a licensing requirement or any other action or event deemed by Administrative Agent to be adverse, then, upon Administrative Agent’s request and at Administrative Agent’s sole discretion, Borrower will within 60 days from the date of such request, at its election, (i) surrender any licenses issued by the State of Washington Gambling Commission, (ii) repay the outstanding principal of all Revolving Loans or (iii) take such action as Borrower deems appropriate that results in the removal or elimination of the adverse consequence.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Revolving Loan or any other Obligation (whether or not due) shall remain unpaid, each Loan Party shall not and shall not permit any of its Subsidiaries to:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any wholly-owned Subsidiary of any Loan Party (other than the Borrower) may be merged into the Borrower or any other Loan Party or another wholly-owned Subsidiary of Borrower or any other Loan Party, or may consolidate with another wholly- owned Subsidiary of Borrower or any other Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(ii) any Loan Party and its Subsidiaries may make Permitted Dispositions; and

(iii) the Borrower and its wholly owned Subsidiaries may make Permitted Acquisitions.

(d) Change in Nature of Business; Change in Independent Certified Public Accountant. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l) or acquire any properties or assets that are not reasonably related to the conduct of such business activities. Make any change in its independent certified public accountant without the prior written consent of the Agents; provided that the Borrower may change its independent certified public accountant on a one time basis after the Effective Date upon prior written notice to the Agents.

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by a Loan Party to another Loan Party (other than the UK Guarantor), made in the ordinary course of business and not exceeding in the aggregate for all such loans and advances by all of the Loan Parties at any one time outstanding $100,000, (iii) so long as no Default or Event of Default shall have occurred and be continuing, loans made by a Loan Party to any Subsidiary of a Loan Party, which Subsidiary is the UK Guarantor or not a Loan Party, provided that the aggregate amount of such loans and advances shall not exceed $1,000,000 in the aggregate, (iv) loans by any Subsidiary of the Borrower that is a CFC to another Subsidiary of the Borrower that is a CFC, (v) the purchase or investment in securities, interests or other assets of Magellan pursuant to the Magellan Agreements as of the date hereof, (vi) trade credit extended to Account Debtors in the ordinary course of business and consistent with past practices and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (vii) loans and advances to employees of the

Borrower or its Subsidiaries made in the ordinary course of business; provided that the aggregate amount of such loans and advances at any time outstanding shall not exceed $100,000, (viii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ix) other investments, including investments in joint ventures, in an aggregate amount not to exceed $1,000,000, (x) Permitted Investments, (xi) Permitted Acquisitions and (xii) Investments received as consideration in connection with a Permitted Disposition).

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under Capitalized Leases other than Capitalized Leases which would not cause the aggregate amount of all Capitalized Lease Obligations incurred after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02.

(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed $3,000,000 in any Fiscal Year.

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, that (A) any Subsidiary of a Loan Party may pay dividends, distributions or advances to such Loan Party, (B) the Borrower may pay dividends in the form of common Capital Stock, (C) the Borrower may repurchase restricted shares of Capital Stock issued pursuant to the Borrower’s equity incentive plans as of the date hereof, and (D) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other rights to purchase, or the conversion of securities convertible into, the Capital Stock of a Loan Party.

(i) Federal Reserve Regulations. Permit the Revolving Loans or the proceeds of the Revolving Loans under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option, severance and other benefit plans) and, in the case of senior officers or director, indemnification arrangements, in each case approved in good faith by the board of directors of the Borrower, (iv) transactions related to any tax sharing agreement between the Borrower and any other Person with which the Borrower files a consolidated tax return or with which the Borrower is part of a consolidated group for tax purposes, (v) transaction with Magellan pursuant to the Magellan Agreements as of the date hereof, and (vi) transactions permitted by Section 7.02(e) or (h).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(F) this Agreement and the other Loan Documents;

(G) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(H) any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(I) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed;

(J) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto; and

(K) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.02(c) pending consummation of such sale.

(l) Limitation on Issuance of Preferred Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of Prohibited Preferred Stock, any securities convertible into or exchangeable for Prohibited Preferred Stock or any warrants to purchase Prohibited Preferred Stock.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such other Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; provided that nothing in this clause (ii) shall prohibit Borrower from defeasing or prepaying the Senior Secured Notes with the proceeds of other Permitted Indebtedness or with the proceeds of Capital Stock described in Section 2.05(c)(vi), (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

(p) Environmental. Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in material compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(q) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract.

(r) Inactive Subsidiaries. Permit any of the Inactive Subsidiaries to own any assets (other than (i) assets with a de minimis value, or (ii) solely with respect to Mikohn Holdings, Inc., a Nevada corporation, 75,800 shares of common Capital Stock of the Borrower), incur any liabilities (other than de minimis liabilities), or engage in any business activity.

Section 7.03 Financial Covenants. So long as any principal of or interest on the Revolving Loans or any other Obligation (whether or not due) shall remain unpaid, each Loan Party shall not:

(a) Senior Leverage Ratio. Permit the ratio of (i) Consolidated Senior Indebtedness of Borrower and its Subsidiaries as of the last day of each fiscal quarter set forth below (ii) to Adjusted Pro Forma EBITDA of the Borrower and its Subsidiaries for the twelve month period ended as of the last day of such fiscal quarter to be greater than the applicable ratio set forth below; provided, however, that when calculating senior leverage ratio for the fiscal quarter end September 30, 2006, item (ii) above shall be Adjusted Pro Forma EBITDA for the period from July 1, 2006 through September 30, 2006 multiplied by 4; provided, further that when calculating senior leverage ratio for the fiscal quarter end December 31, 2006, item (ii) above shall be Adjusted Pro Forma EBITDA for the period from July 1, 2006 through December 31, 2006 multiplied by 2; provided, further that when calculating senior leverage ratio for the fiscal quarter end March 31, 2007, item (ii) above shall be Adjusted Pro Forma EBITDA for the period from July 1, 2006 through March 31, 2007 multiplied by 4/3:

Fiscal Quarter End	Senior Leverage Ratio

September 30, 2006	2.50

December 31, 2006	2.50

March 31, 2007	3.25

June 30, 2007	3.25

September 30, 2007	3.25

December 31, 2007	3.00

March 31, 2008	2.50

June 30, 2008	2.00

September 30, 2008	2.00

December 31, 2008	2.00

March 31, 2009	2.00

June 30, 2009	2.00

(b) Total Leverage Ratio. Permit the ratio of (i) Consolidated Funded Indebtedness of Borrower and its Subsidiaries as of the last day of each fiscal quarter set forth below to (ii) Adjusted Pro Forma EBITDA of the Borrower and its Subsidiaries for the twelve month period ended as of the last day of such fiscal quarter to be greater than the applicable ratio set forth below; provided, however, that when calculating total leverage ratio for the fiscal quarter end September 30, 2006, item (ii) above shall be Adjusted Pro Forma EBITDA for the period from July 1, 2006 through September 30, 2006 multiplied by 4; provided, further that when calculating total leverage ratio for the fiscal quarter end December 31, 2006, item (ii) above shall be Adjusted Pro Forma EBITDA for the period from July 1, 2006 through December 31, 2006 multiplied by 2; provided, further that when calculating total leverage ratio for the fiscal quarter end March 31, 2007, item (ii) above shall be Adjusted Pro Forma EBITDA for the period from July 1, 2006 through March 31, 2007 multiplied by 4/3:

Fiscal Quarter End	Total Leverage Ratio

September 30, 2006	10.00

December 31, 2006	10.00

March 31, 2007	12.00

June 30, 2007	12.00

September 30, 2007	12.00

December 31, 2007	10.00

March 31, 2008	7.00

June 30, 2008	6.00

September 30, 2008	5.00

December 31, 2008	4.00

March 31, 2009	4.00

June 30, 2009	4.00

(c) Adjusted Pro Forma EBITDA. Permit Adjusted Pro Forma EBITDA of the Borrower and its Subsidiaries for the periods set forth below to be less than the applicable amount set forth opposite such date:

Period	Adjusted Pro Forma EBITDA

July 1, 2006 through September 30, 2006:	$1,750,000

July 1, 2006 through December 31, 2006:	$3,750,000

July 1, 2006 through March 31, 2007:	$4,100,000

Twelve month period ending June 30, 2007:	$5,700,000

Twelve month period ending September 30, 2007:	$5,400,000

Twelve month period ending December 31, 2007:	$7,300,000

Twelve month period ending March 31, 2008:	$9,800,000

Twelve month period ending June 30, 2008:	$12,300,000

Twelve month period ending September 30, 2008:	$15,200,000

Twelve month period ending December 31, 2008:	$18,400,000

Twelve month period ending March 31, 2009:	$20,200,000

Twelve month period ending June 30, 2009:	$20,600,000

(d) Qualified Cash. Permit Availability plus Qualified Cash of the Borrower and its Subsidiaries to be less than $4,000,000 as of any date of determination.

(e) Interest Coverage. Permit the ratio of (i) Adjusted Pro Forma EBITDA of Borrower and its Subsidiaries for the period set forth below to (ii) Consolidated Net Interest Expense of the Borrower and its Subsidiaries for such period to be less than the applicable ratio set forth below:

Period	Interest Coverage Ratio

July 1, 2006 through September 30, 2006:	1.00

July 1, 2006 through December 31, 2006:	1.00

July 1, 2006 through March 31, 2007:	0.75

Twelve month period ending June 30, 2007:	0.75

Twelve month period ending September 30, 2007:	0.75

Twelve month period ending December 31, 2007:	1.00

Twelve month period ending March 31, 2008:	1.25

Twelve month period ending June 30, 2008:	1.50

Twelve month period ending September 30, 2008:	1.75

Twelve month period ending December 31, 2008:	2.00

Twelve month period ending March 31, 2009:	2.00

Twelve month period ending June 30, 2009:	2.00

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01 Collection of Accounts Receivable; Management of Collateral.

(a) The Borrower and the Guarantors shall assist the Administrative Agent in, during the term of this Agreement, maintaining blocked accounts (the “Blocked Accounts”) with respect to the Borrower’s and the Guarantors’ principal concentration accounts with the financial institution set forth on Schedule 8.01 hereto (the “Blocked Account Bank”), and entering into a control agreement (a “Blocked Account Agreement”) relating to the Blocked Accounts with the Borrower or the applicable Guarantor, Collateral Agent, and the Blocked Account Bank. Each of the Borrower and each of its Subsidiaries shall instruct its Account Debtors, with respect to its Accounts Receivable, to remit all payments to be made by them, whether by means of checks or other drafts or by wire transfer or by Automated Clearing House, Inc. payment, directly to the Borrower or to a Blocked Account and shall instruct the Blocked Account Bank to deposit all amounts received by it to a Blocked Account at such Blocked Account Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day; provided that upon the occurrence and during the continuance of an Event of Default, each of the Borrower and each of its Subsidiaries shall either, at the option of the Collateral Agent, (i) irrevocably instruct its Account Debtors, with respect to its Accounts Receivable, to remit all payments to be made by them directly to a Blocked Account, or (ii) (A) establish and maintain one or more lockboxes in the name of the Collateral Agent with the Blocked Account Bank or another financial institution that is acceptable to the Collateral Agent in its sole discretion, (B) establish and maintain an account in the name of the Collateral Agent with the financial institutions referred to the foregoing clause (A) for the deposit of any amounts received in such lockboxes, and (C) irrevocably instruct its Account Debtors, with respect to its Accounts Receivable, to remit all payments to be made by checks or other drafts to such lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment directly to the account referred to in the foregoing clause (B). All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Borrower or any of its Subsidiaries from any Account Debtor, as proceeds from their Accounts Receivable, or as proceeds of any other Collateral, shall be held by the Borrower or such Subsidiaries in trust for the Agents and the Lenders and upon receipt be deposited by the Borrower or such Subsidiaries in original form and no later than the next Business Day after receipt thereof into a Blocked Account (or, upon the occurrence and during the continuance of an Event of Default and subsequent to the taking of the actions set forth in the proviso of the immediately preceding sentence, into the account referred to in clause (B) of such proviso). The Borrower and such Subsidiaries shall not commingle such collections with their own funds or with the proceeds of any assets not included in the Collateral. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.

(b) Each Blocked Account Bank shall establish and maintain Blocked Account Agreements with Collateral Agent and the Borrower or the applicable Guarantor, in form and substance acceptable to the Agents. Each such Blocked Account Agreement shall provide, among other things, that (i) the Blocked Account Bank will comply with any instructions originated by Collateral Agent directing the disposition of the funds in such Blocked Account without further consent by Borrower or the applicable Guarantor, as applicable, (ii) the Blocked Account Bank has no rights of setoff or recoupment or any other claim against the applicable Blocked Account other than for payment of its service fees and other charges directly related to the administration of such Blocked Account and for returned checks or other items of payment, and (iii) from and after the date (the “Triggering Event Date”) that the Blocked Account Bank receives written notification from Collateral Agent (the “Triggering Event Notice”), the Blocked Account Bank will forward, by daily sweep, all amounts in the applicable Blocked Account to the Administrative Agent’s Account. Collateral Agent agrees that it shall not provide a Triggering Event Notice or any other instructions to the Blocked Account Bank or any other depository bank or securities intermediary directing the disposition of the funds in any Blocked Account or any other deposit account or securities account of a Loan Party unless and until an Event of Default has occurred and is continuing. Once an Event of Default has occurred and is continuing, (x) Collateral Agent shall be free to exercise its right to issue a Triggering Event Notice and the subsequent elimination, cure or waiver of such Event of Default shall not eliminate the effectiveness of such Triggering Event Notice, and (y) Collateral Agent shall issue a Triggering Event Notice upon the request of the Required Lenders; provided that notwithstanding the foregoing, Borrower shall be allowed to maintain petty cash balances outside of the Blocked Accounts in an amount not to exceed $25,000.

(c) Each of the Borrower and each Subsidiary will enforce, collect and receive all amounts owing on their Accounts Receivable for the Agents’ benefit and on the Administrative Agents’ behalf, but at the Borrower’s or such Subsidiary’s expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuance of an Event of Default.

(d) [Intentionally Omitted]

(e) [Intentionally Omitted]

(f) [Intentionally Omitted]

(g) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the

Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 [Intentionally Omitted]

Section 8.03 [Intentionally Omitted]

Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of or interest on any Revolving Loan, any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 7.01(a), Section 7.01(s), Section 7.02, Section 7.03, or Article VIII;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) the Borrower or any of its Subsidiaries shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations) to the extent that the aggregate principal amount of all such Indebtedness exceeds $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) the Borrower or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;

(j) any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k) one or more judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order, or award) for the payment of money exceeding $250,000 in the aggregate shall be rendered against Borrower or any of its Subsidiaries and remain unsatisfied, or the Borrower or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened actions, suits, or proceedings affecting any Loan Party before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $500,000 in the aggregate, and in the case of any such judgment or order either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 30 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l) the Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 30 days;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect;

(n) any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of such Loan Party to continue its business on a profitable basis;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect;

(p) the indictment, or the threatened indictment of the Borrower or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $0; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $0;

(r) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $0 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);

(s) the Borrower or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect;

(t) a Change of Control shall have occurred; or

(u) an event or development occurs which could reasonably be expected to result in a Material Adverse Effect;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate all Revolving Credit Commitments, whereupon all Revolving Credit Commitments shall immediately be so terminated, (ii) declare all or any portion of the Revolving Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of the Revolving Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Revolving Credit Commitments shall automatically terminate and all Revolving Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Section 9.02 Gaming Laws.

(a) Each Loan Party agrees that, upon the occurrence of and during the continuance of an Event of Default and at Collateral Agent’s request, it will, and will cause each of its Subsidiaries to, cooperate with the Collateral Agent and the Required Lenders with respect to the filing of their applications for approval of, and shall use commercially reasonable efforts to take all other and further actions required by Collateral Agent or Required Lenders to assist the Collateral Agent and the Required Lenders with obtaining, such Gaming Licenses and other such approvals or consents of the Nevada Gaming Authorities, the Mississippi Gaming Authorities, and any other Governmental Authorities with jurisdiction as are necessary for the Collateral Agent to operate the businesses of the Borrower or its Subsidiaries or to acquire an interest in any Person holding any such Gaming License pursuant to the Gaming Laws. To enforce the provisions of this Section 9.02, where permitted by relevant Gaming Laws, Collateral Agent (subject to applicable instructions, if any, from the Required Lenders) is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the applicable Nevada Gaming Authority or Mississippi Gaming Authority and any other Governmental Authorities with jurisdiction authorization pursuant to the Gaming Laws to continue operation of the businesses of Borrower and its Subsidiaries under all necessary Gaming Licenses for the purpose of seeking a bona fide purchaser of the businesses of the Borrower and its Subsidiaries. Each Loan Party hereby agrees to authorize, and to cause each of its Subsidiaries to authorize, such an authorization pursuant to the Gaming Laws to continue the operation of the businesses of the Borrower and its Subsidiaries upon the request of the receiver so appointed and, if such Loan Party, or any such Subsidiary shall refuse to authorize the transfer, its approval may be required by the court. Upon the occurrence and continuance of an Event of Default, each Loan Party shall further use, and shall cause its Subsidiaries to use, commercially reasonable efforts to assist in obtaining approval of the applicable Nevada Gaming Authority or Mississippi Gaming Authority and any other Governmental Authorities with jurisdiction, if required, for any action or transactions contemplated by this Agreement or the Loan Documents, including, preparation, execution, and filing with the applicable Nevada Gaming Authority or Mississippi Gaming Authority and any other Governmental Authorities with jurisdiction of any application or applications for authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of the Borrower and the Borrower and their Subsidiaries under any Gaming License or transfer of control necessary or appropriate under the applicable Gaming Laws for approval of the transfer or assignment of any portion of the Collateral. Each Loan Party acknowledges that the authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of the Borrower and its Subsidiaries under the Gaming Licenses or for a transfer of control is integral to Collateral Agent’s realization of the value of the Collateral, that there is no adequate remedy at law for failure by such Loan Party to comply with the provisions of this Section 9.02 and that such failure would not be adequately compensable in damages, and therefore agree that the agreements contained in this Section 9.02 may be specifically enforced; and

(b) All rights, remedies, and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provision of the Gaming Laws and all provisions of this Agreement and the other Loan Documents are intended to be subject to all applicable mandatory provisions of the Gaming Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement or the other Loan Documents invalid or unenforceable, in whole or in part. Collateral Agent will timely apply for and receive all required approvals of the applicable Nevada Gaming Authority or Mississippi Gaming Authority for the sale or other disposition of gaming equipment regulated by the Gaming Laws (including any such sale or disposition of gaming equipment and associated gaming equipment consisting of slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, and all other “gaming devices” (as such term or words of like import referring thereto are defined in the Gaming Laws), and “associated equipment” (as such term or words of like import referring thereto are defined in the Gaming Laws).

ARTICLE X

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of a Revolving Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Revolving Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Revolving Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Revolving Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Revolving Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan

Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Revolving Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of the Revolving Loans.

Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Revolving Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of the Revolving Loans as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The provisions of this Section 10.03 are subject to, and shall not limit in any respect, the provisions of Section 12.07. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Revolving Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Revolving Credit Commitment hereunder and the Revolving Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of the Revolving Loans. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

Section 10.08 Collateral Matters.

(a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Revolving Loans, and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Revolving Credit Commitment and payment in full in cash of all Obligations (other than contingent obligations and any Obligations under the Warrant and the Registration Rights Agreement); or release any Guarantor and the Lien on its assets as permitted under the Loan Documents; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Lender hereby appoints each Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Collateral Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents or the Lenders (or any of them) in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders with respect thereto. Each Guarantor agrees that this Article constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this Article from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made and any Obligations under the Warrant and the Registration Rights Agreement) and all other amounts payable under this Article and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Revolving Credit Commitment or the Revolving Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash, and (iii) all Revolving Credit Commitments have been terminated, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

920 Pilot Road

Las Vegas, NV 89119

Attention: Chief Financial Officer

Telephone: 702-896-3890

Telecopier: 702-263-1661

with a copy to:

COOLEY GODWARD LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Steven M. Przesmicki, Esq.

Telephone: 858-550-6000

Facsimile: 858-550-6420

if to the Administrative Agent, to it at the following address:

ABLECO FINANCE LLC

299 Park Avenue, 24th Floor

New York, New York 10171

Attention: Kevin Genda

Telephone: 212-891-2117

Telecopier: 212-891-1541

with a copy to:

CERBERUS CALIFORNIA, INC.

11812 San Vicente Boulevard, Suite 300

Los Angeles, California 90049

Michael B. Grenier

Telephone: (310) 903-5010

Telecopier: (310) 826-9203

and with an additional copy to:

CERBERUS CALIFORNIA, INC.

11812 San Vicente Boulevard, Suite 300

Los Angeles, California 90049

Craig M. Brooks

Telephone: (310) 903-5013

Telecopier: (310) 826-9203

and with an additional copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071 Attention: John Francis Hilson, Esq.

Telephone: 213-683-6300

Telecopier: 213-996-3300

if to the Collateral Agent, to it at the following address:

ABLECO FINANCE LLC

299 Park Avenue, 24th Floor

New York, New York 10171

Attention: Kevin Genda

Telephone: 212-891-2117

Telecopier: 212-891-1541

with a copy to:

CERBERUS CALIFORNIA, INC.

11812 San Vicente Boulevard, Suite 300

Los Angeles, California 90049

Michael B. Grenier

Telephone: (310) 903-5010

Telecopier: (310) 826-9203

and with an additional copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention: John Francis Hilson, Esq.

Telephone: 213-683-6300

Telecopier: 213-996-3300

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to Articles II and III shall not be effective until received by such Agent , as the case may be.

Section 12.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (a) increase the Revolving Credit Commitment of any Lender, reduce the principal of, or interest on, the Revolving Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Revolving Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (b) increase the Total Revolving Credit Commitment without the written consent of each Lender, (c) change the percentage of the Total Revolving Credit Commitment or of the aggregate unpaid principal amount of the Revolving Loans that is required for the Lenders or any of them to take any action hereunder, (d) amend the definition of “Required Lenders” or “Pro Rata Share”, (e) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor, (f) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement or (g) amend the definition of “Adjusted Pro Forma EBITDA”, “Borrowing Base”, “Eligible Accounts Receivable”, or “Net Amount of Eligible Accounts Receivable”, in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup or remediation of any Hazardous Materials present or arising out of the operations of any facility owned or operated by any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05 Right of Set-off.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Collateral Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may with the written consent of each Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Revolving Credit Commitment) and (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent and the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required (y) in connection with an assignment by a Lender to a Lender, to an Affiliate of such Lender, or to a Related Fund of such Lender or (z) if Collateral Agent, in its sole discretion, waives payment of such fee). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Collateral Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and the principal amount of the Revolving Loans (and stated interest thereon) (the “Registered Loans”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by the Collateral Agent of an Assignment and Acceptance, and subject to any consent required from the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent’s execution of an acceptance to such Assignment and Acceptance), the Collateral Agent shall accept the Assignment and Acceptance and record the information contained therein in the Register.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non-fiduciary agent of the Borrower on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Any such Participant Register shall be available for inspection by the Borrower, any Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.08(d).

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Credit Commitment or the Revolving Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including its Revolving Credit Commitment hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Revolving Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Revolving Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Revolving Credit Commitments and the Revolving Loans as if it was a Lender.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. EACH OF THE PARTIES HERETO AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH LOAN PARTY, C/O THE BORROWER, AT THE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH

LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 12.15 Indemnification. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including the management of the Revolving Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

Section 12.16 Records. The unpaid principal of and interest on the Revolving Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Revolving Credit Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including the Closing Fee, the Loan Servicing Fee and the Unused Line Fee shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Revolving Loans until payment in full so that the rate or amount of interest on account of the Revolving Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable companies, any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 12.20 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 12.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, together with the rules and regulations promulgated thereunder, the “Patriot Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

PROGRESSIVE GAMING INTERNATIONAL CORPORATION, a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Executive Vice President, Chief Financial Officer and Treasurer

GUARANTORS:
MIKOHN NEVADA, a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

MGC, INC., a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

MIKOHN INTERNATIONAL, INC., a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

PROGRESSIVE GAMES, INC., a Delaware corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

VIKING MERGER SUBSIDIARY, LLC, a Delaware limited liability company

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

PRIMELINE GAMING TECHNOLOGIES, INC., a California corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

GAMES OF NEVADA, INC., a Nevada corporation

By:	/s/ Heather A. Rollo
Name:	Heather A. Rollo
Title:	Treasurer

COLLATERAL AGENT AND LENDER:

ABLECO FINANCE LLC

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Senior Vice President

ADMINISTRATIVE AGENT AND LENDER:

ABLECO FINANCE LLC

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	Senior Vice President